Airspan

PRESS RELEASE

Airspan Regains Compliance with Nasdaq's Audit Committee Composition Requirements

BOCA RATON, Florida – August 1, 2006 – Airspan Networks, Inc. (NASDAQ: AIRN), a leading world-wide provider of WiMAX-based broadband wireless access networks and carrier class Voice over Internet Protocols (VoIP) and Wi-Fi Hotzone systems, today announced that, on August 1, 2006, the Company received a letter from Nasdaq indicating that, in light of the appointment of Ms. Julianne M. Biagini to the Company's Board of Directors and Audit Committee, Airspan has regained compliance with the audit committee composition requirements for continued listing as set forth in Nasdaq Marketplace Rule 4350(d)(2) and that this matter is now closed.

About Airspan Networks

Airspan Networks provides fixed and wireless voice and data systems and solutions, including Voice Over IP (VoIP). Its wireless products serve operators around the world in both licensed and unlicensed frequency bands between 700 MHz and 6 GHz, including both PCS and 3.5GHz international bands. Airspan has a strong wireless product roadmap that includes offerings compliant with the 802.11 a/b/g and the WiMAX 802.16-2004 standard, including software upgradeability to Mobile WiMAX (the 802.16e-2005 standard). Airspan is on the Board and is a founder member of the WiMAX Forum and a member of the Wi-Fi Alliance. The Company has deployments with more than 350 operators in more than 100 countries. Airspan's wireless systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. These systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan's new AS.Tone VoIP system is a carrier class, turnkey solution that provides carriers with Class 4, Class 5 and IP-Centrex solutions and has a Softswitch and Gateways supporting SIP/H323 and SIP. AS.Tone's design provides customers, carriers, next-generation telcos, cellular providers and ITSP with a wide range of solutions with the best price/performance system for IP telephony. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom.

More information on Airspan can be found at http://www.airspan.com

For media or Investment inquiries, contact:
Airspan Networks:
Peter Aronstam
Chief Financial Officer
Tel: +1 561 893-8682
Fax: +1561 893-8681
Email: paronstam@airspan.com